UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                               Form 8-K

                            Current Report
     Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported)     October 2, 2006
                     --------------------------

                    Dynasil Corporation of America
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        (Exact name of registrant as specified in its charter)

     New Jersey                                   22-1734088
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(State or other                                 (IRS Employer
jurisdiction of incorporation)                Identification No.)


            385 Cooper Road, West Berlin, New Jersey, 08091
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               (Address of principal executive offices)


                            (856)-767-4600
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         (Registrant's telephone number, including area code)

                            Not Applicable
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     (Former name or former address, if changed since last report)

ITEM 3.03 MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

     On October 13, 2006, Dynasil Corporation of America, a New Jersey corporation ("Dynasil"), filed a Certificate of Amendment to its Certificate of Incorporation to give effect to its previously reported issuance and sale of 700,000 shares of Series B 10% Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") for aggregate proceeds to Dynasil of $700,000 in a transaction not involving a public offering. Proceeds of that offering were used to provide partial funding of the previously reported acquisition by Dynasil of all of the outstanding shares of capital stock of Evaporated Metal Films Corp., a New York corporation ("EMF"), from Ms. Megan Shay for a purchase price of $1,100,000. The shares of Series B Preferred Stock carry a 10% cumulative dividend, can be converted into shares of Dynasil's common stock at the rate of 1.333 shares of common stock for each share of Series B Preferred Stock subject to adjustment for and antidilution protection for customary subsequent events, have a preference of $1.00 per share plus accrued and unpaid dividends in the event of Dynasil's dissolution, liquidation or winding and are callable in whole or part at a price of $1.00 per share plus accrued and unpaid dividends at any time after the second anniversary of their issuance.

     The information set forth in Exhibit 3.01 is incorporated herein by reference as if fully set forth.


ITEM 9. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

     3.01 Certificate of Amendment of Certificate of
Incorporation filed on October 13, 2006 by Dynasil
Corporation of America.





                              SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              DYNASIL CORPORATION OF AMERICA

Date: October 19, 2006            By:  /s/ Craig Dunham
                               -----------------------------
                                Craig Dunham
                                President and Chief Executive Officer








                             EXHIBIT INDEX

3.01 Certificate of Amendment of Certificate of
Incorporation filed on October 13, 2006 by Dynasil
Corporation of America.